Exhibit 99.1

345 Inverness Drive South

Building C, Suite 310

Englewood, CO 80112

T 303-858-8358

F 303-858-8431

gevo.com

For Immediate Release

Agribusiness Expert, Gary W. Mize, Joins Gevo’s Board of Directors

Englewood, CO—September 15, 2011—Further rounding out the experience base of its board of directors, Gevo, Inc. (NASDAQ: GEVO), a renewable chemicals and advanced biofuels company, has appointed Gary W. Mize, partner and owner at MR & Associates, as a director. With over 35 years of experience in agribusiness, Mize brings a critical expertise in commodities and trading.

“Gevo’s vision of a biobased economy seeks to connect the agricultural supply chain to the refining and petrochemical supply chain using a drop-in biofuel/biochemical building block,” said Patrick Gruber, Ph.D., chief executive officer of Gevo. “Gary has been in senior executive positions at Cargill, ConAgra, Nobel, and Ceres AG, where he has been responsible for businesses that trade and process agricultural commodities. This experience, along with Gary’s insights and expertise in agricultural commodities, trading and agricultural inputs, will be a valuable addition to our board and our world class team.”

Prior to his current position at MR & Associates, which he’s held since 2010, Mize was president of Rawhide Energy LLC, an ethanol company, and served as non-executive chairman at Ceres Global AG, a Canadian public company that serves as a vehicle for agribusiness investments. He also has served as the chief operating officer and executive director of Noble Group, Hong Kong, was president of the Grain Processing Group at ConAgra Foods, Inc., president and CEO of ConAgra Malt and held various positions at Cargill, Inc.

About Gevo

Gevo is converting existing ethanol plants into biorefineries to make renewable building block products for the chemical and fuel industries. The Company plans to convert renewable raw materials into isobutanol and renewable hydrocarbons that can be directly integrated on a “drop in” basis into existing chemical and fuel products to deliver environmental and economic benefits. Gevo is committed to a sustainable biobased economy that meets society’s needs for plentiful food and clean air and water. For more information, visit www.gevo.com

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Media Contact:

Erin Howard

Peppercom for Gevo

T: (212) 931-6174

ehoward@peppercom.com

Investor Contact:

Julia Avery, Stern Investor Relations, Inc.

212-362-1200

julia@sternir.com